November 2, 2015

Great-West Funds, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

Ladies and Gentlemen:

I have acted as counsel to Great-West Funds, Inc. (the “Fund”), a corporation organized under the laws of Maryland, in connection with the preparation and filing of the Fund’s Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), covering the issuance of Initial Class shares of common stock, par value $.10 per share (the “Shares”), of Great-West Multi-Manager Small Cap Growth Fund (the “Acquiring Fund”), a series of the Fund, pursuant to the proposed reorganization of Great-West Small Cap Growth Fund (the “Target Fund”), a series of the Fund, as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization (the “Agreement”).

I have examined the originals or copies, certified or otherwise identified to my satisfaction, of the Articles of Amendment and Restatement and Amended and Restated By-Laws of the Fund, each as amended to date; Articles Supplementary of the Fund establishing the series of the Fund; the resolutions adopted by the Board of Directors of the Fund relating to the Agreement, the authorization and issuance of the Shares pursuant to the Agreement, the filing of the Registration Statement and any amendments or supplements thereto and related matters; a draft of the Agreement; and certificates and such other documents, instruments and records as I have deemed necessary or appropriate as a basis to render this opinion. For purposes of the foregoing, I have assumed the genuineness of all signatures and the conformity to the original of all copies.

Based on and subject to the foregoing, and assuming approval of the Agreement by shareholders of the Target Funds at a meeting anticipated to be held on February 16, 2016, I am of the opinion that the Shares of the Acquiring Fund to be issued pursuant to the Registration Statement, when issued in accordance with the Registration Statement, the Agreement and the Fund’s Articles of Amendment and Restatement and Amended and Restated By-Laws, subject to compliance with the 1933 Act, as amended, and applicable state laws regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission.

Sincerely,

/s/ Ryan L. Logsdon
Ryan L. Logsdon
Assistant Vice President, Counsel & Secretary